EXHIBIT 10.21

55 East Camperdown Way Post Office Box 1028 Greenville, SC 29602-1028 Phone: 864/282-9413 Fax: 864/282-9594
WILLIAM G. HARVEY
Executive Vice President
and Chief Financial Officer
October 16, 2007
Mr. W. Eric Streed
5324 Kimblewick Cove
Dunwoody, GA 30338
Re: Bonus Award
Dear Eric:
In recognition of your hard work in anticipation of the closing of the merger with Abitibi-Consolidated Inc., I am pleased to award you a bonus in the amount of $127,650, contingent upon the closing of the merger. The pre-merger activities have been more complex and taken more time than originally anticipated and thus required greater effort on your part.
The bonus amount will be paid to you as soon as practicable after the closing, subject to all applicable withholding obligations.
Again, thank you for your efforts during this stressful time.
Sincerely,
William G. Harvey
Executive Vice President and Chief Financial Officer